Exhibit 99.1

INVESTOR RELATIONS CONTACT: Neal Fuller, 206-545-5537

MEDIA RELATIONS CONTACT: Paul Hollie, 206-545-3048

MARIA EITEL APPOINTED TO SAFECO BOARD OF DIRECTORS

SEATTLE – (August 15, 2005) – Safeco’s (NASDAQ: SAFC) board of directors has appointed Maria S. Eitel as director, effective August 11, 2005. She will serve on the board’s Nominating/Governance Committee and will stand for election at the company’s annual meeting of shareholders in May 2006.

Eitel, 43, is president of the Nike Foundation and corporate advisor to Nike Inc. From 1998 to 2004, she served as Nike Inc.’s vice president for Corporate Responsibility. Before joining Nike, Eitel was senior manager of Microsoft Corporation’s European Corporate Affairs Group. She previously held positions in public affairs, communications and media affairs at the Corporation for Public Broadcasting, MCI Communications Corp., and the White House during the administration of George H.W. Bush.

“With her sound business judgment and deep experience in public affairs, community relations and corporate responsibility issues, Maria brings an exciting new dynamic to the Safeco board,” said Mike McGavick, Safeco chairman and CEO.

“I am delighted to join the board of a company with such a strong commitment to its customers, its people and the communities in which it does business,” Eitel said.

Eitel holds a master of science degree from Georgetown University in Washington, D.C., and a bachelor of arts degree from McGill University in Montreal, Canada. She serves on the steering committee of the World Economic Forum Global Governance Initiative and the board of directors for Business for Social Responsibility. She also is a member of the board of trustees for Lakeside School in Seattle.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and medium-sized businesses through a national network of independent distribution partners. More information about Safeco can be found at www.safeco.com.

###